EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
ACCELERANT HOLDINGS,
ARU MERGER SUB, LLC,
THERE’S A WAY, LLC
and
WILLIAM G. JOHNSON III, AS SELLER
dated as of July 22, 2025

Confidential

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 22, 2025, is entered into by and among Accelerant Holdings, a Cayman Islands company (“Parent”), ARU Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), There’s A Way, LLC, a North Carolina limited liability company (the “Company”), and William G. Johnson III (the “Seller”).
W I T N E S S E T H:
WHEREAS, the Company directly owns twenty-five percent (25%) of the issued and outstanding membership interests in 2WJ, LLC, a North Carolina limited liability company (“2WJ,” and all of such issued and outstanding membership interests, the “2WJ Interests”) in accordance with the 2WJ Amended and Restated Limited Liability Company Agreement, dated as of May 4, 2021, and as may be further amended, supplemented or restated;
WHEREAS, the Seller is the sole owner of all of the issued and outstanding membership interests in the Company (the “Company Interests”);
WHEREAS, the Seller desires to transfer to Parent, and Parent desires to acquire from the Seller, all of the Company Interests held by the Seller, upon the terms and subject to the conditions set forth herein;
WHEREAS, each of (a) the manager of Merger Sub and (b) the manager of the Company has unanimously approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the Limited Liability Company Act of the State of Delaware and the North Carolina Limited Liability Company Act, as each may be amended from time to time, and any successor Act(s) (the “Merger Statutes”);
WHEREAS, for U.S. federal income tax purposes, it is intended that: (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) each of the Company, Merger Sub and Parent is a “party to the reorganization” within the meaning of Section 368(b) of the Code; and (c) this Agreement is, and shall be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and
WHEREAS, Parent, as the sole member and manager of Merger Sub, has adopted this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Confidential

ARTICLE I

DEFINITIONS AND TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:
“2WJ” has the meaning set forth in the Recitals.
“2WJ Interests” has the meaning set forth in the Recitals.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Bribery Laws” means any applicable law, rule, regulation or other legally binding measure relating to the prevention of bribery, corruption, fraud or similar or related activities in any country, including the Foreign Corrupt Practices Act of the United States.
“Anti-Money Laundering Laws” means any applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970 of the United States and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.
“Articles of Merger” has the meaning set forth in Section 2.02(b).
“Basket” has the meaning set forth in Section 9.04(a).
“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in the New York, New York are authorized or required by applicable Law to be closed for business.
“Cap” has the meaning set forth in Section 9.04(c).
“Certificate of Merger” has the meaning set forth in Section 2.02(b).
“Class A Common Shares” means the Class A common shares, par value $0.0001 per share, of Parent designated in the Fourth Amended and Restated Memorandum and Articles of Association of Parent that is in effect prior to the completion of, and in connection with, the initial public offering of Class A common shares of Parent pursuant to the Registration Statement on Form S-1 (File No. 333-288435).

Confidential

“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.05(a) and Section 3.13.
“Company Interests” has the meaning set forth in the Recitals.
“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or any other agreement, commitment or legally binding arrangement, whether written or oral.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by” and “under common Control with” shall have correlative meanings.
“Delaware Courts” has the meaning set forth in Section 10.06(b).
“Effective Time” has the meaning set forth in Section 2.02(b).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, right of way, lease, sublease, right of first refusal or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enforceability Exceptions” has the meaning set forth in Section 3.02(a).
“Final S Corp Return” has the meaning set forth in Section 6.03.
“Flow-Thru Entity” has the meaning set forth in Section 6.02(a).
“Fraud” means actual or intentional fraud under Delaware Law as of the date of this Agreement.
“GAAP” means generally accepted accounting principles and practices in the United States.

Confidential

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indemnified Party” means the party making a claim under Article IX.
“Indemnified Taxes” means (a) any liability for Taxes (including the non-payment therefor) of the Seller, (b) any Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, in respect of the Company’s ownership of the 2WJ Interests in any Pre-Closing Tax Period), (c) Losses arising out of or attributable to any misrepresentation, inaccuracy or breach of any representation, warranty, covenant or agreement related to Taxes by the Seller or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to Parent by the Seller hereunder), including, for the avoidance of doubt, the representations and warranties set forth in Section 3.10, (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (e) Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise, in each case, which Taxes relate to any event or transaction occurring before the Closing, (f) Taxes that are the responsibility of the Seller pursuant to Section 6.01, (g) any costs for the preparation and filing of any Tax Return required to be filed by or with respect to the Company for a Pre-Closing Tax Period and (h) any reasonable, out-of-pocket costs or expenses (including reasonable legal and accounting fees) associated with the investigation, review, remediation, enforcement or resolution of any of the foregoing items described in clauses (a) through (g).
“Indemnifying Party” means the party against whom a claim is asserted under Article IX.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means the actual knowledge of Seller after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.
“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Confidential

“Losses” means any and all losses, lost profits, diminution in value, damages, Liabilities, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, Taxes, settlement payments and expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded by a Governmental Authority to a party other than the indemnitee or any of its Affiliates; provided, further, that “Losses” shall include any amounts constituting lost profits or diminution in value only to the extent that such losses are reasonably foreseeable.
“Material Adverse Effect” means (a) a material adverse effect on the business, condition (financial or otherwise), assets or Liabilities or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the ability of the Company or the Seller to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated hereby; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (i) changes after the date hereof in applicable Laws, GAAP or other applicable accounting rules applicable to the Company, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism or changes due to natural disasters or (v) any action expressly required by this Agreement, except, in the case of clauses (i) through (iv) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionate impact on the Company as compared to other Persons in the same or similar industries.
“Merger” has the meaning set forth in Section 2.02(a).
“Merger Consideration” means one million eight hundred thirty-three thousand and four hundred eighty-one (1,833,481) Class A Common Shares.
“Merger Documents” has the meaning set forth in Section 2.02(b).
“Merger Statutes” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Outside Date” has the meaning set forth in Section 8.01(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02 and Section 4.06.

Confidential

“Parent Indemnitees” has the meaning set forth in Section 9.02.
“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.
“Pending Tax Contest” has the meaning set forth in Section 6.06.
“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith and for which appropriate reserves have been established in an accordance with GAAP or (c) liens arising under original purchase price conditional sales contracts for personal property and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company, taken as a whole.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.
“Qualified Initial Public Offering” means Parent’s first underwritten offering to the public pursuant to the Registration Statement on Form S-1 (File No. 333-288435); provided that the Class A Common Shares are, or become, in connection with such offering, listed for trading on the New York Stock Exchange.
“Securities Act” means the U.S. Securities Act of 1933.
“Seller” has the meaning set forth in the Preamble.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Surviving Company” has the meaning set forth in Section 2.02(a).
“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment,

Confidential

disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment tax and other taxes or other government charges or assessments in the nature of a tax imposed, imposable or collected by any Tax Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any transferee, successor or other liability in respect of any items described above payable by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under foreign, state or local law) or otherwise.
“Tax Authority” means any Governmental Authority having jurisdiction over the administration, determination, assessment, collection or imposition of any Tax.
“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any Tax Authority.
“TDI Approval” means approval from the Texas Department of Insurance related to the acquisition of control of the 2WJ Interests.
“Transaction Expenses” means, without duplication, with respect to the Company at or prior to the Closing, all fees, costs and expenses incurred by or on behalf of the Company in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
Section 1.02    Interpretation.
(a)    As used in this Agreement, references to the following terms have the meanings indicated:
(i)    to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

Confidential

(ii)    to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
(iii)    to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;
(iv)    to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;
(v)    to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)    to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii)    to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 22, 2025; and
(viii)    to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement.
(b)    Any documents and agreements which have been electronically delivered from or on behalf the Seller or the Company to Parent (with written confirmation of receipt) shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent by the Company.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(e)    The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Confidential

(f)    References to a “party” hereto means Parent, Merger Sub, the Company or the Seller and references to “parties” hereto means Parent, Merger Sub, the Company and the Seller, unless the context otherwise requires.
(g)    References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(h)    The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)    No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(j)    All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
ARTICLE II

THE MERGER
Section 2.01    Closing. The closing of the Merger shall take place (the “Closing”) (a) remotely by exchange of documents and signatures (or their electronic counterparts), in each case, fourteen (14) days following full satisfaction or due waiver, by the party entitled to waive the same, of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), and if such day is not a Business Day, the first (1st) Business Day thereafter or (b) at such other place, time and date as Seller and Parent may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.02    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (i) Merger Sub will merge with and into the Company in accordance with the Merger Statutes (the “Merger”) and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Merger Statutes as the surviving company in the Merger (in such capacity, sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects set forth herein and in the applicable provisions of the Merger Statutes. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company

Confidential

and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and articles of merger to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina (the “Articles of Merger,” and with the Certificate of Merger, the “Merger Documents”), each in accordance with the relevant provisions of the Merger Statutes, and the Company, Parent and Merger Sub shall make all other filings or recordings required under the Merger Statutes. The Merger shall become effective at such time as the Merger Documents have been duly filed with both the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, as applicable, or at such other date or time as may be agreed by the Company and Parent in writing and specified in the Merger Documents in accordance with the Merger Statutes (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
(c)    At the Effective Time, (i) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company (with any amendments to be reasonably agreed between the Company and Parent prior to the Effective Time, which shall be set forth in the Articles of Merger), until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be amended and restated (in a form to be provided by Parent prior to the Effective Time), and such operating agreement, as so amended and restated, shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Law.
(d)    At the Effective Time, (i) the manager of Merger Sub immediately prior to the Effective Time shall continue as manager of the Surviving Company and (ii) the officers of Merger Sub immediately prior to the Effective Time shall continue as the officers of the Surviving Company, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.
(e)    At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Seller:
(i)    any Company Interest owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange thereof;
(ii)    the Company Interests issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and shall be converted into the Merger Consideration in accordance with the terms and conditions herein; and

Confidential

(iii)    the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into the membership interests of the Surviving Company.
Section 2.03    Closing Deliverables.
(a)    At the Closing, the Company or the Seller, as applicable, shall deliver or cause to be delivered to Parent the following:
(i)    the executed certificate described in Section 7.02(e);
(ii)    the executed Articles of Merger, filed with the Secretary of State of the State of North Carolina;
(iii)    the resignations of all directors, officers members or other Persons holding a management role in the Company, in a form of resignation to be reasonably agreed between Parent and the Company and effective as of the Closing; and
(iv)    a properly completed and duly executed IRS Form W-9 from the Seller.
(b)    At the Closing, Parent shall deliver or cause to be delivered to the Seller the following:
(i)    the executed certificate described in Section 7.03(c);
(ii)    the executed Certificate of Merger, filed with the Secretary of State of the State of Delaware; and
(iii)    an instruction to its transfer agent to issue book entry shares evidencing the Merger Consideration to the Seller.
Section 2.04    Withholding. Parent, Merger Sub, the Company and the Surviving Company (and any of their respective Affiliates) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or non-U.S. Tax Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority to the extent required by applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Confidential

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
Except as set forth in the Company Disclosure Schedule, the Seller represents and warrants to Parent as follows:
Section 3.01    Organization and Qualification. The Company is a limited liability company or other entity duly incorporated or formed, validly existing and in good standing (if applicable) under the laws of North Carolina. The Company (a) has all requisite power and authority to own, lease or otherwise hold its assets and to carry on its business as now conducted and as currently proposed to be conducted and (b) is duly qualified to do business and is in good standing (if applicable) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification. The Company has made available to Parent prior to the date hereof copies of the organizational documents of the Company in effect as of the date hereof. Each such organizational document is in full force and effect, and the Company is in compliance with its organizational documents.
Section 3.02    Authority and Enforceability.
(a)    The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement to which the Company will be a party and to perform its obligations and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”).
(b)    The manager of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Seller and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the Merger Statutes. No additional approvals, votes, consents or actions are necessary on the part of the Company, the Seller or any class or series of equity interests to authorize the execution, delivery and performance of this Agreement to which the Company is a party and the consummation by the Company of the transactions contemplated hereby.
(c)    The Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, this

Confidential

Agreement constitutes the valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.
(d)    The Seller, in its capacity as an equityholder of the Company, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the Merger Statutes.
Section 3.03    Capital Structure.
(a)    Section 3.03(a) of the Company Disclosure Schedule sets forth (i) all of the equity interest of the Company and (ii) the number of membership interests of each class or series of the equity interests in the Company that are issued and outstanding. The Seller is the sole holder of all Company Interests. The equity interests of the Company have been duly authorized, are validly issued and fully paid and non-assessable. Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued equity or voting interests of the Company, and the Company is not committed to issue any of the foregoing. The equity interests of the Company have not been issued in violation of any applicable Laws or the organizational documents of the Company, as applicable. The Company does not have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, equity interests of the Company. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any other equity interests of the Company. There are no equity or voting interests of the Company reserved for issuance. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.
(b)    Except for the 2WJ Interests, the Company does not own, directly or indirectly, any capital stock or other equity or voting interest of any Person, does not have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or other entity. There are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to any equity or voting interests in the Company.
(c)    The Seller owns all of the Company Interests, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).
Section 3.04    Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company or, to the Knowledge of the Seller, 2WJ, in each case, in connection with the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, as

Confidential

applicable, except for (a) the TDI Approval, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of North Carolina.
Section 3.05    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 3.04 are obtained or made, the execution and delivery of this Agreement by the Company and the Seller, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company, (b) conflict with or result in a violation or breach of any provision of any Law applicable to the Company or the Seller, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract (or any material obligation or benefit under any Contract) to which the Company or the Seller is a party or by which the Company or the Seller is bound or to which any of its properties and assets are subject or (d) result in the creation or imposition of any Encumbrance on the Company Interests, except to the extent that the occurrence of any of the foregoing items set forth in clauses (c) or (d) would not, individually or in the aggregate, be (i) adverse to the Company in any material respect or (ii) expected to materially interfere with or delay the Company’s or the Seller’s ability to carry out their obligations under this Agreement.
Section 3.06    Operations of the Company.
(a)    The Company has not at any time engaged in any material business activities, conducted any material operations or entered into any material Contracts, in each case, other than (i) as is required for the limited purpose of maintaining its corporate existence or complying with the applicable Laws required to maintain its corporate existence, (ii) holding the 2WJ Interests or (iii) as set forth in this Agreement.
(b)    The Company has never had any employees, and as of the Closing Date, shall have no employees.
(c)    The Company has never incurred any material indebtedness, and upon the Closing, the Company will not have any indebtedness.
(d)    The Company does not own, and as of the Closing Date shall not own (legally, beneficially or otherwise), any assets (whether tangible or intangible) or property (whether real or otherwise) other than the 2WJ Interests.
(e)    The Company is not a party to any Contracts except as set forth in Section 3.06 of the Company Disclosure Schedule.
Section 3.07    Absence of Certain Changes. Since December 31, 2024, through the date of this Agreement (a) the business of the Company and, to the Knowledge of the Seller, 2WJ have been operated in the ordinary course of business consistent with past practice, (b) no

Confidential

Material Adverse Effect has occurred, and no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect and (c) neither the Company nor, to the Knowledge of the Seller, 2WJ has taken any action or failed to take any action that, if failed to have been taken after the date hereof, would have resulted in a material breach of Section 5.01.
Section 3.08    Compliance with Laws; Permits.
(a)    Since January 1, 2023,
(i)    The Company and, to the Knowledge of the Seller, 2WJ have been in compliance in all material respects with all applicable Laws (including all Anti-Money Laundering Laws).
(ii)    Neither the Company nor, to the Knowledge of the Seller, 2WJ has engaged in any activity, practice or conduct or taken any action or inaction, directly or indirectly, which would constitute an offense under any Anti-Bribery Laws.
(iii)    Neither the Company nor, to the Knowledge of the Seller, 2WJ has been subject to any sanctions review or investigation by any Governmental Authority.
(iv)    Neither the Company nor, to the Knowledge of the Seller, 2WJ has received any written or oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company or, to the Knowledge of the Seller, 2WJ to comply with, any applicable Law.
(b)    The Company does not hold any Permits.
(c)    All reports, statements, documents, registrations, filings applications and submissions to Governmental Authorities by the Company were timely filed and complied in all material respects with all applicable Laws in effect when filed and no material deficiencies have been asserted by any such Governmental Authorities.
Section 3.09    Litigation; Governmental Orders.
(a)    Except as set forth on Section 3.09(a) of the Company Disclosure Schedule, there are no Actions pending against the Company or, to the Knowledge of the Seller, pending against 2WJ or threatened against the Company or 2WJ.
(b)    Section 3.09(b) of the Company Disclosure Schedule sets forth a list of each Governmental Order relating to or affecting the Company and, to the Knowledge of the Seller, 2WJ. Since January 1, 2023, the Company and, to the Knowledge of the Seller, 2WJ have been in compliance with all such Governmental Orders. The Company has not received any written notice or, to the Knowledge of the Seller, oral notice from any Governmental Authority and, to the Knowledge of the Seller, 2WJ has not received any written or oral notice regarding any

Confidential

actual or alleged violation of, or failure on the part of the Company or 2WJ, as applicable, to comply with any term or requirement of any such Governmental Orders.
Section 3.10    Taxes.
(a)    (i) All Tax Returns required to be filed by or on behalf of the Company have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete and (iii) all Taxes (whether or not shown as due on such Tax Returns) due and payable by or with respect to the Company have been fully and timely paid to the appropriate Tax Authority.
(b)    The Company has complied with all applicable Laws relating to the collection, withholding and remittance of Taxes (including information reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.
(c)    The Company does not have any liability for Taxes of any Person (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, (iii) as a transferee or successor or (iv) by operation of Law or otherwise. The Company has never been a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or non-U.S. Law.
(d)    There are no Encumbrances for Taxes on any assets or property of the Company, except for Permitted Encumbrances.
(e)    No Taxes of or with respect to the Company are being contested by any Tax Authority, and there are no audits, claims, disputes, inquiries, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any Taxes of the Company, and no Tax Authority has (i) proposed, assessed or asserted in writing any deficiency, proposed adjustment, notice of assessment, or notice of lien with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open or (ii) delivered any written notice indicating an intent to commence any Tax examination, audit or other proceeding.
(f)    No jurisdiction in which the Company does not currently file Tax Returns has claimed that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.
(g)    No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested. No power of attorney has been granted with respect to any matter relating to Taxes of the

Confidential

Company that is currently in effect. No private letter rulings, technical advice memoranda, Tax holidays or similar rulings or agreements have been entered into or issued by any Tax Authority with respect to the Company that remain in effect, nor is any request for any such ruling or agreement currently pending.
(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) change in method of accounting for a taxable period ending on or prior to the Closing Date or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(i)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution.
(j)    The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(k)    At all times since inception, the Company has been and will be validly and properly treated for all U.S. federal income Tax purposes as an “S corporation” within the meaning of Section 1361(a) of the Code (and any comparable provision of state Law), and a copy of the Company’s valid election under Section 1362 of the Code has been provided to Parent. The Company is not liable for any Tax under Section 1374 of the Code.
(l)    No member (or former member) of the Company has any right to any distributions with respect to Taxes (or otherwise) from the Company that will survive the Closing.
(m)    Neither the Seller nor the Company has taken (or agreed to take) any action or has any Knowledge of any fact or circumstance relating to the Company that is reasonably likely to adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.
Section 3.11    Access to and Evaluation of Information Concerning the Company; General Solicitation. Seller has:
(a)    sufficient knowledge, sophistication and experience in business and financial matters and similar investments so as to be capable of evaluating the merits and risks of acquiring the Class A Common Shares, including the risk Seller could lose the entire value of the Merger Consideration, and has so evaluated the merits and risks of such purchase;

Confidential

(b)    become familiar with the business, financial condition and operations of Parent and its subsidiaries, has been given access to and an opportunity to examine such documents, materials and information concerning Parent and its subsidiaries as Seller deems to be necessary or advisable in order to reach an informed decision as to an investment in Parent, to the extent that Parent possesses such information, has carefully reviewed and understands these materials and has had answered to the Seller’s full satisfaction any and all questions regarding such information;
(c)    made such independent investigation of Parent and its subsidiaries, its management and related matters as the Seller deems to be necessary or advisable in connection with the acquisition of the Class A Common Shares, and is able to bear the economic and financial risk of purchasing the Class A Common Shares (including the risk that the Seller could lose the entire value of the Class A Common Shares); and
(d)    not been offered the Class A Common Shares by any means of general solicitation or general advertising.
Section 3.12    Accredited Investor; No Public Distribution Intent. Seller is (a) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and (b) acquiring the Class A Common Shares for the Seller’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof.
Section 3.13    Fees to Brokers and Finders. The Company has no obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission to any investment banker, broker, financial adviser, finder or any other Person in connection with the transactions contemplated by this Agreement.
Section 3.14    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedule), none of the Seller, the Company, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.01    Organization and Qualification. Parent is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is duly incorporated, is validly existing and in good standing under the laws of the State of Delaware,

Confidential

and has, or will have as of the Closing, in effect a valid election to be classified as a corporation for U.S. federal income tax purposes.
Section 4.02    Authority and Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
(b)    The respective boards of directors or managers of Parent and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of, respectively, Parent, Merger Sub and their respective equityholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) in the case of Merger Sub, resolved to recommend the adoption of this Agreement by Parent in accordance with the Merger Statutes.
Section 4.03    Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by Parent or any of its Affiliates in connection with the execution and delivery of this Agreement by Parent, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except for (a) the TDI Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of North Carolina and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04    No Violations. Assuming the consents, approvals, authorizations, waivers, notice and filings referred to in Section 4.03 are obtained or made, the execution and delivery of this Agreement by Parent and Merger Sub, the performance of each of their obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent or Merger Sub or any of their Affiliates, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to Parent or Merger Sub or any of their Affiliates, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any

Confidential

Contract (or any material obligation or benefit under any Contract) to which Parent or any of its Affiliates is a party or by which Parent or any of its Affiliates is bound or to which any of their respective properties and assets are subject or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of Parent or any of its Affiliates, except to the extent that the occurrence of any of the foregoing items set forth in clauses (c) or (d) would not, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) be expected to materially interfere with or delay Parent’s or Merger Sub’s ability to carry out their obligations under this Agreement.
Section 4.05    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.06    Fees to Brokers and Finders. Neither Parent nor Merger Sub has any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.
Section 4.07    Class A Common Shares. The Class A Common Shares constituting the Merger Consideration will, as of the Closing Date, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any Encumbrances, preemptive rights or similar rights.
Section 4.08    Independent Investigation.
(a)    Parent and Merger Sub have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books, and records, and other documents and data of the Seller and the Company for such purpose.
(b)    Parent and Merger Sub acknowledge that (i) none of the Seller, the Company, nor any other Person on behalf of the Seller or the Company, has made any representation or warranty, expressed or implied, as to the Company, or the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, and their representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedule) and (ii) in determining to enter into this Agreement, Buyer and Merger Sub have not relied on any representation or warranty from the Seller, the Company or any other Person on behalf of the Seller or the Company, or upon the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, and their representatives, other than those representations and warranties expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedule).

Confidential

Section 4.09    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Seller or the Company and its representatives, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE V

COVENANTS
Section 5.01    Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent, the Company shall conduct its business in the ordinary course of business, consistent with past practice and in compliance with all applicable Law:
(a)    declare, set aside or pay any dividend or distribution on any shares or its equity interests or purchase, redeem or repurchase any shares or its equity interests;
(b)    issue, sell, pledge, transfer, dispose of or encumber any equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;
(c)    split, combine, subdivide or reclassify any of its equity interests;
(d)    (i) incur any indebtedness for borrowed money or issue any debt securities, (ii) make any loans, advances or capital contributions to, or investments in, any other Person or (iii) waive any material claims or rights of, or cancel any debts to, the Company;
(e)    amend (by merger, consolidation or otherwise) its organizational documents;
(f)    voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(g)    (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets or (ii) grant or take any other action that will result in the imposition of Encumbrance on the 2WJ Interests;
(h)    (i) make, revoke or amend any Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax Liability or refund, (iii) extend or waive the application of

Confidential

any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, (vi) adopt or change any method of Tax accounting, (vii) change any annual Tax accounting period or (viii) file any amended Tax Return;
(i)    hire any employee into the Company, whether temporary or permanent;
(j)    acquire any corporation, partnership, joint venture, association or other business organization or division thereof;
(k)    take any action or operate any business in any manner that does not exclusively and directly relate to the Company’s holding of the 2WJ Interests; or
(l)    enter into any Contract with respect to any of the foregoing.
Section 5.02    Access to Information. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall (a) afford Parent and its representatives full and free access to and the right to inspect all of the books and records, Contracts and other documents and data related to the Company and (b) furnish Parent and its representatives with such financial and other data and information related to the Company as Parent or any of its representatives may reasonably request. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Seller or the Company in this Agreement.
Section 5.03    Reasonable Efforts; Regulatory Matters. Upon the terms and subject to the conditions set forth in this Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to (a) prepare and make all necessary, proper or advisable notices and filings with any Governmental Authority and (b) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any Governmental Authority. There shall be no consents, approvals or waivers required to be obtained by Parent, the Company or any of their respective Affiliates from any third party under any Contract in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Parent shall promptly file all notices and other documents necessary to obtain the TDI Approval following the date hereof (but no later than ten (10) Business Days following the date hereof) and use commercially reasonable efforts to promptly respond to any request by the Texas Department of Insurance for supplemental information in order to obtain the TDI Approval; provided that the Seller shall provide reasonable and prompt cooperation and assistance as may be reasonably requested by Parent in connection with the preparation and filing of the TDI Approval and any supplemental request. Except as otherwise provided herein, nothing will require Parent to offer, negotiate, commit to effect, or otherwise take any action, by consent

Confidential

decree, hold separate order or otherwise, including, but not limited to, (i) the sale, divestiture, license, hold separate, or other disposition of any and all of the other equity interests or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (ii) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Authority or otherwise) regarding future operations of Parent or the Company’s business or (iv) contest, defend or appeal any legal proceeding, whether judicial or administrative, or prevent the initiation thereof, by any Governmental Authority.
Section 5.04    Qualified Initial Public Offering. Following the date of this Agreement through the earlier of a Qualified Initial Public Offering or termination of this Agreement in accordance with its terms, the Seller and the Company shall take, or cause to be taken, such actions as may be reasonably necessary, based on the advice of counsel, to expeditiously consummate a Qualified Initial Public Offering, and the Seller and the Company shall take, or cause to be taken, any actions reasonably requested or reasonably required in connection therewith, including: (a) executing, acknowledging and delivering consents, assignments, letters of transmittal, waivers and other documents or instruments reasonably requested or desired by Parent, to the extent in customary form for this type of transaction; (b) filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities; and (c) cooperating otherwise with Parent.
Section 5.05    Exclusivity. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Company nor the Seller will engage in an alternative transaction, including the direct or indirect sale, exchange, disposition or encumbrance of any of the Company Interests or 2WJ Interests.
Section 5.06    Further Assurances. From and after the Closing, Parent and the Company shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VI

TAX MATTERS
Section 6.01    Transfer Taxes. Notwithstanding anything to the contrary contained herein, all Transfer Taxes, if any, arising out of or in connection with the Merger shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Parent; provided, however, that, for the avoidance of doubt, any Transfer Taxes arising out of or in connection with any assignment, transfer, delivery, distribution or other conveyance from the Company to the Seller before the Merger (including any transfers described in Section 3.06 or Section 5.01 of the Company Disclosure Schedule) shall be borne entirely by Seller. All necessary documentation and Tax

Confidential

Returns required to be filed with respect to such Transfer Taxes and be prepared and timely filed by the party responsible therefore under applicable Law, and the other party shall promptly provide the preparing party with such other party’s share of any Transfer Tax due. The preparing party shall promptly provide the other party with copies of any such documentation and Tax Returns. The parties shall cooperate in good faith in the filing of such Tax Returns and in attempting to minimize the amount of such Transfer Taxes to the extent permitted under applicable Law.
Section 6.02    Straddle Period; S Termination; Closing of the Books.
(a)    To the extent it is necessary for purposes hereof to determine the allocation of Taxes with respect to a Straddle Period, the portion of any such Taxes that is allocable to the pre-Closing portion of the Straddle Period shall (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; (ii) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; (iii) in the case of Taxes imposed on the Company or Parent or any of their respective Affiliates as a result of income of any entity, plan, or arrangement treated as a partnership, disregarded entity, or Subchapter S corporation for Tax purposes (a “Flow-Thru Entity”) realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and elected to close its books), such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period; and (iv) in the case of all other Taxes for a Straddle Period (including income Taxes, franchise/capital Taxes and withholding Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.
(b)    The parties acknowledge and agree that as a result of the Merger, (i) pursuant to Section 1362(d)(2) of the Code, the Company’s status as a qualified S Corporation (within the meaning of Sections 1361 and 1362 of the Code) will terminate on the Closing Date; and (ii) pursuant to Treas. Reg. § 1.1362-3(c)(1) and Section 706(c)(2) of the Code, the taxable year of 2WJ for U.S. federal income tax purposes will close with respect to the Company’s interest in such entity as of the last day in the Company’s short S corporation year.

Confidential

Section 6.03    Tax Returns. Except as otherwise provided in Section 6.01, the Seller shall prepare or cause to be prepared and timely file or cause to be timely filed at the Seller’s sole cost and expense, and with reasonable assistance from the Company and Parent, the final S corporation returns for the Company on IRS Form 1120-S and any analogous state income Tax Returns (the “Final S Corp Returns”). The Seller shall prepare the Final S Corp Returns in accordance with the past practice of the Company and shall provide a draft of the Final S Corp Returns to Parent for its review and comment no later than thirty (30) days prior to the filing of the Final S Corp Returns. The Seller shall consider in good faith any comments to the Final S Corp Returns that are provided to the Seller no later than fifteen (15) days prior to the due date for such Final S Corp Returns, taking into account applicable extensions. The Seller shall timely pay or cause to be timely paid all Taxes due with respect to the Final S Corp Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed after the Closing Date other than the Final S Corp Returns.
Section 6.04    Assistance and Cooperation. After the Closing, Parent and the Seller shall, and shall cause their respective Affiliates (including the Company) to, reasonably cooperate with respect to the preparing of any Tax Returns and for any audits of, or disputes with any Tax Authority. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the later of the expiration of the statute of limitations (and, to the extent notified by Parent or the Seller, any extensions thereof) of the respective Tax periods or six (6) years, abiding by all record retention agreements entered into with any Tax Authority, and each party shall make itself and its employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.04.
Section 6.05    Tax Sharing Agreements. All Tax indemnity, Tax sharing, Tax allocation agreements, and any other similar agreements (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) shall be terminated as of immediately before the Closing, and, after the Closing, the Company shall not be bound by or have any liabilities under any such agreements (whether for the current year, a past year or a future year).
Section 6.06    Refunds. Any Tax refunds that are received by or credited to the Surviving Company that relate to Pre-Closing Tax Periods of the Company (as determined in accordance with Section 6.02) shall be for the account of Seller. In the event that any such Tax refund is received by or credited to the Surviving Company and at such time the Company or Surviving Company is subject to any ongoing or pending Tax audit, examination, assessment, litigation or other Tax proceeding related to Pre-Closing Tax Periods (a “Pending Tax Contest”), the Surviving Company or Parent, as applicable, shall not be required to pay over to Seller any such refund or the amount of any such credit unless and until such Pending Tax Contest is finally resolved. In the event that any such Tax refund is received by or credited to the Surviving Company and at such time there is no Pending Tax Contest, the Surviving Company or Parent, as applicable, shall pay over (or cause to be paid over) to Seller the amount of any such refund or the amount of any such credit (net of any costs or expenses (including income Taxes) of the Surviving Company, Parent or their respective Affiliates attributable to such refund or credit)

Confidential

within fifteen (15) Business Days of the receipt thereof or entitlement thereto; provided that the Surviving Company or Parent, as applicable, shall be entitled to offset any such amount otherwise owed to Seller pursuant to this Section 6.06 by the amount of any unpaid claim for Losses (including Indemnified Taxes) by a Parent Indemnitee pursuant to Section 9.02.
Section 6.07    Conflicts. To the extent of any inconsistencies between any provision of Article VI and Article IX, the provisions of Article VI shall control.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01    Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and the Company, as applicable) as of the Closing of the following conditions:
(a)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Regulatory Approvals. The approval set forth in Schedule I shall have been made or obtained and shall be in full force and effect.
Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:
(a)    Representations and Warranties. (i) The Company Fundamental Representations and the representations and warranties set forth in Section 3.07(b) shall be true and correct (other than de minimis inaccuracies) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article III (other than Company Fundamental Representations and the representation and warranty set forth in Section 3.07(b)) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect” in any such representations and warranties) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

Confidential

(b)    Covenants of the Company. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects.
(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect.
(d)    Qualified Initial Public Offering. Parent shall have consummated a Qualified Initial Public Offering.
(e)    Officer’s Certificate. Parent shall have received a certificate dated as of the Closing Date of a duly authorized officer of the Company certifying as to the matters set forth in Sections 7.02(a), (b) and (c).
Section 7.03    Conditions to the Obligations of the Company. The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company) as of the Closing of the following conditions:
(a)    Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article IV (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)    Covenants. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects.
(c)    Officer’s Certificate. The Company shall have received a certificate dated as of the Closing Date of a duly authorized officer of Parent certifying as to the matters set forth in Sections 7.03(a) and (b).

Confidential

ARTICLE VIII

TERMINATION
Section 8.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:
(a)    by mutual written consent of Parent and the Company;
(b)    by Parent or the Company if the Closing has not occurred on or before September 30, 2025 (the “Outside Date”);
(c)    by Parent if a Qualified Initial Public Offering has not occurred, or is not reasonably expected to occur, on or before the Outside Date;
(d)    by Parent or the Company if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(e)    by Parent if (i) Parent and Merger Sub are not in material breach of any of its representations, warranties, covenants or agreements hereunder and (ii) the Company is in material breach of any of its representations, warranties, covenants or agreements hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Outside Date; or
(f)    by the Company if (i) the Company is not in material breach of any of its representations, warranties, covenants or agreements hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties, covenants or agreements hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Outside Date.
Section 8.02    Procedure Upon Termination. In the event of termination and abandonment of this Agreement by the Company or Parent, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.
Section 8.03    Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no party shall

Confidential

have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in this Section 8.03 and Article X shall survive and (b) termination will not relieve any party from Liability for any intentional and material breach of this Agreement or Fraud prior to such termination.
ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival. Except in connection with Fraud (any claim for which will survive indefinitely or for the maximum period permitted by Law), the representations and warranties set forth Article III and Article IV shall survive the Closing and shall remain in full and force and effect until the date that is eighteen (18) months following the Closing Date; provided that (a) the Company Fundamental Representations and the Parent Fundamental Representations shall survive indefinitely (or until the latest date permitted by applicable Law) and (b) the representations and warranties set forth in Section 3.10 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02    Indemnification by Seller. Subject to the other terms and conditions of this Article IX, from and after the Closing, the Seller shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(b)    any inaccuracy in or breach of any of the representations or warranties set forth in Article III (other than any Company Fundamental Representation or any representation or warranty set forth in Section 3.10), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

Confidential

(d)    any Indemnified Taxes; or
(e)    any Transaction Expenses.
Section 9.03    Indemnification by Parent. Subject to the other terms and conditions of this Article IX, from and after the Closing, Parent shall indemnify and defend the Seller against, and shall hold the Seller harmless from and against, and shall pay and reimburse for, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any Parent Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(b)    any inaccuracy in or breach of any of the representations or warranties set forth in Article IV (other than any Parent Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date); or
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.
Section 9.04    Limitations; Effect of Investigation. Except in connection with Fraud, the indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:
(a)    The Seller shall have no Liability with respect to the matters described in Section 9.02(b) unless and until the total of all Losses with respect to such matters exceeds two hundred thousand dollars ($200,000) (the “Basket”), at which point the Seller shall only be obligated to indemnify the Parent Indemnities for Losses in excess of the Basket; provided, however, that any claim relating to any Company Fundamental Representation or any representation or warranty set forth in Section 3.10 will not be subject to the Basket.
(b)    Parent shall have no Liability with respect to the matters described in Section 9.03(b) unless and until the total of all Losses with respect to such matters exceeds the Basket, at which point Parent shall only be obligated to indemnify Seller for Losses in excess of the Basket; provided, however, that any claim relating to any Parent Fundamental Representation will not be subject to the Basket.
(c)    The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 9.02(b) shall not exceed thirty three million dollars ($33,000,000) (the “Cap”).
(d)    Notwithstanding anything to the contrary set forth above, in the case of the representations or warranties related to 2WJ set forth in Section 3.07, Section 3.08 and Section

Confidential

3.09 the Seller’s Liability with respect to the matters described in Section 9.02(b) shall be limited to twenty-five percent (25%) of any Losses incurred or sustained by, or imposed upon, the Parent Indemnitees.
(e)    The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(b) shall not exceed the Cap.
(f)    For purposes of this Article IX, the amount of any Loss resulting from any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, Parent Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(g)    The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be; provided, however, that in the case of the representations or warranties related to 2WJ set forth in Section 3.07, the Seller shall not be liable under this Article IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller or the Company contained in this Agreement if Parent had knowledge of such inaccuracy or breach prior to the Closing.
(h)    Notwithstanding anything to the contrary contained herein or in any organizational documents of the Company, the Seller shall not be entitled to exculpation, indemnification or contribution from Parent or, after the Closing, the Company for or in connection with any facts or circumstances that are the subject matter of or related to an indemnification claim under this Article IX brought by any Parent Indemnitees.
(i)    Except with respect to Taxes, Parent and each Parent Indemnitee shall take all reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.
Section 9.05    Exclusive Remedy. Except as provided in Article VI or Section 10.07 or the last sentence of this Section 9.05, the indemnification provisions of Article IX shall be the sole and exclusive remedy of the parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision or otherwise relating to the subject matter of this Agreement. Nothing in this Section 9.05 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.07 or to seek any remedy on account of any party’s Fraud.

Confidential

ARTICLE X

MISCELLANEOUS
Section 10.01    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
Section 10.02    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of receipt) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

to the Company or Seller (prior to the Closing):

with a copy (which shall not constitute notice to the Company for the purposes of this Section 10.02) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Alexander M. Bowling
to Parent, Merger Sub or the Company (following the Closing):
Accelerant Holdings
PO Box 309
Ugland House, Grand Cayman
KY1-1104, Cayman Islands
Attention: Legal Department, Nancy Hasley, David Pelsue
with a copy (which shall not constitute notice to the Company for the purposes of this Section 10.02) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Elena M. Coyle

Confidential

Section 10.03    Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent and (a) prior to the Closing, the Company and (b) following the Closing, the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.04    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of Law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 10.04 will be null and void; provided, however, that Parent shall be entitled to assign any or all of its rights or obligations hereunder without prior written consent to one or more of its Affiliates (which assignment shall not relieve Parent of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns (including, with respect to any trust, any additional or successor trustees of any such trust).
Section 10.05    No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 10.06    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
(b)    Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and

Confidential

agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation, formation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.02 or in any other manner permitted by applicable Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.07    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or

Confidential

counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 10.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 10.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.07 before exercising any other right under this Agreement.
Section 10.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Section 10.09    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 10.10    Public Disclosure. The parties shall agree on the form and content of any press release and, except with the prior written consent of the Seller and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate of such party issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the Company, Parent, Parent’s Affiliates and the Seller may, without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law and, if practicable under the circumstances, after reasonable prior consultation with such other parties, or (b) to enforce its rights or remedies under this Agreement. Parent and its Affiliates may also, without the consent of the Seller, (x) make announcements and communications to (i) its employees, (ii) the investment community and (iii) its representatives or rating agencies, in each case, that are not inconsistent with prior press releases or public statements made in accordance with this Section 10.10 and (y) contact employees, consultants, agents, advisors, customers, clients and suppliers to inform them of the acquisition.
Section 10.11    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
[The remainder of this page is intentionally left blank.]

Confidential

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACCELERANT HOLDINGS

By:	/s/ Jeff Radke
Name:	Jeff Radke
Title:	CEO

ARU MERGER SUB, LLC
By:	/s/ Ryan Schiller
Name:	Ryan Schiller
Title:	VP

[Signature Page to Agreement and Plan of Merger]

Confidential

THERE’S A WAY, LLC

By:	/s/ William G. Johnson III
Name:	William G. Johnson III
Title:	Member

/s/ William G. Johnson III
WILLIAM G. JOHNSON III

[Signature Page to Agreement and Plan of Merger]

Confidential

SCHEDULE I
REQUIRED REGULATORY APPROVALS

1.    Change of control filing with the Texas Department of Insurance related to the acquisition of control of 2WJ.

Confidential